Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 311 to Registration Statement No. 333-142592 on Form N-1A of our report dated February 23, 2018, relating to the financial statements and financial highlights of BlackRock Managed Income Fund of BlackRock Funds II (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended December 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2018